EXHIBIT 4.9

WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  SUBJECT TO SECTION 6 BELOW, AND EXCEPT IN COMPLIANCE WITH RULE 144 UNDER THE ACT, NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE 263,158 COMMON SHARES

THIS CERTIFIES THAT, for value received, GE Capital Equity Investments, Inc. (“Holder”) is entitled to subscribe for and purchase two hundred sixty-three thousand one hundred fifty-eight (263,158) shares of fully paid and nonassessable shares of Common Stock of XOMA Ltd., a Bermuda exempted company (“Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth.  As used herein, the term “Common Stock” shall mean Company’s presently authorized common shares, US$0.0075 par value per share, and any shares into which such common shares may hereafter be converted or exchanged and the term “Warrant Shares” shall mean the shares of Common Stock which Holder may acquire pursuant to this Warrant and any other shares into which such shares of Common Stock may hereafter be converted or exchanged.

1.             Warrant Price.  The “Warrant Price” shall initially be one and 14/100 dollars ($1.14) per share, subject to adjustment as provided in Section 7 below; provided that at no time shall the Warrant Price be less than the then current par value of any Common Stock to be issued hereunder.

2.             Conditions to Exercise.  The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the fifth anniversary of the date of this Warrant (the “Expiration Date”).

3.             Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.

(a)           Cash Exercise.  Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by Holder hereof, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 18 below) and by payment to Company, by certified or bank check, or wire transfer of immediately available funds, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Warrant Shares then being purchased (the “Aggregate Purchase Price”).  In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be in the name of, and delivered to, Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes).  Such delivery shall be made within 30 days after exercise of this Warrant and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new Warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder hereof within 30 days after exercise of this Warrant.

(b)           Cashless Exercise.  Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price (with the consideration for such exercise being Holder’s surrender of a portion of this Warrant equal to the difference between “A” and the “Net Number” set forth below), elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C) B

For purposes of the foregoing formula:

A = the total number of shares with respect to which this Warrant is then being exercised.

B = the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(c)           Certain Definitions.  For the purpose of this Warrant: “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on The Nasdaq Global Market (the “Principal Market”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces as the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” function, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  All such determinations are to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.  “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(d)           Automatic Exercise.  To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically converted in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation (including pursuant to Section 3(e)(ii)) if the then-Weighted Average Price of a Warrant Share exceeds the then-Warrant Price, unless Holder notifies Company in writing to the contrary prior to such automatic exercise.

(e)           Treatment of Warrant Upon Acquisition of Company.

(i)           Certain Definitions.  For the purpose of this Warrant: “Acquisition” means any sale, license, assignment, or other disposition of all or substantially all of the assets of Company, or any reorganization, consolidation, amalgamation or merger of Company, or sale of outstanding Company securities by holders thereof, where the holders of Company's securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting securities of the successor or surviving entity as of immediately after the transaction.  For purposes of this Section 3(e), “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the voting capital stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.  Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) business days prior to the closing thereof setting forth the material terms and conditions thereof, and shall provide Holder with copies of the draft transaction agreements and other documents in connection therewith and with such other information respecting such proposed Acquisition as may reasonably be requested by Holder.

(ii)         Acquisition for Cash.  Holder agrees that, in the event of an Acquisition in which the sole consideration is cash, this Warrant shall be automatically exercised (or terminate) as provided in Section 3(d) on and as of the closing of such Acquisition to the extent not previously exercised.

(iii)        Asset Sale.  In the event of an Acquisition that is an arms length sale of all or substantially all of Company’s assets (and only its assets) to a third party that is not an Affiliate of Company (a “True Asset Sale”), Holder may either (a) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition, or (b) permit the Warrant to continue until the Expiration Date if Company continues as a going concern following the closing of any such True Asset Sale.

(iv)        Assumption of Warrant.  Upon the closing of any Acquisition other than as particularly described in Section 3(e)(ii) or 3(e)(iii) above, Company shall, unless Holder requests otherwise, cause the surviving or successor entity to assume this Warrant and the obligations of Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing (and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant).

4.             Representations and Warranties of Holder and Company.

(a)           Representations and Warranties by Holder.  Holder represents and warrants to Company with respect to this purchase as follows:

(i)           Evaluation.  Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Company so that Holder is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its interests.

(ii)
Resale.  Except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.  Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii)         Rule 144.  Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available.  Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv)        Accredited Investor.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(v)         Opportunity To Discuss.  Holder has had an opportunity to discuss Company’s business, management and financial affairs with its management and an opportunity to review Company’s facilities.  Holder understands that such discussions, as well as the written information issued by Company, were intended to describe the aspects of Company’s business and prospects which Company believes to be material but were not necessarily a thorough or exhaustive description.

(b)           Representations and Warranties by Company.   Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.

(i)          Corporate Organization and Authority.  Company (a) is an exempted company duly incorporated, validly existing, and in good standing (in each case, or the equivalent) in its jurisdiction of incorporation (or equivalent), (b) has the corporate (or equivalent) power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required, except where failure to so qualify would not reasonably be expected to have a material adverse effect on Company and its subsidiaries, taken as a whole.

(ii)         Corporate Power .  Company has all requisite legal and corporate (or equivalent)  power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant.

(iii)        Authorization; Enforceability.  All corporate (or equivalent) action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.

(iv)        Valid Issuance of Warrant and Warrant Shares.  This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon exercise or conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws.  Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Memorandum of Continuance (or then-current equivalent) (“Memorandum of Continuance”) or this Warrant.  Assuming the accuracy of the representations and warranties of Holder set forth in Section 4(a) hereof, the offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state securities laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v)         No Conflict.  The execution, delivery, and performance of this Warrant will not result in (a) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Memorandum of Continuance or Bye-Laws; (2) any provision of any judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any statute, rule, or governmental regulation applicable to Company, or (b) the creation of any lien, charge or encumbrance upon any assets of Company except, in the case of clauses (a)(3) and (a)(4), to the extent that such violation, conflict or default would not reasonably be expected to have a material adverse effect on Company and its subsidiaries, taken as a whole.

(vi)        Reports.  Company has previously furnished or made available to Holder  complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”), and (b) all other reports filed by Company under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) with the SEC since December 31, 2010 (such reports are collectively referred to herein as the “Company Reports”), provided that notification to Holder by facsimile transmission or electronic transmission of the Company Reports as filed on the Securities and Exchange Commission’s Next-Generation EDGAR System shall have satisfied the notice and delivery requirements of this clause (vi).  The Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.

5.             Legends.

(a)           Legend.  Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED (UNLESS SUCH TRANSFER IS TO AN AFFILIATE OF HOLDER) UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied.  Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b)           Removal of Legend and Transfer Restrictions.  The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) Holder provides to Company an opinion of counsel for Holder reasonably satisfactory to Company, a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to Company, or other evidence reasonably satisfactory to Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

6.             Transfers of Warrant.

(a)           In connection with any transfer by Holder of this Warrant, Company may require the transferee to provide Company with written representations and warranties that transferee is acquiring this Warrant and the shares of Common Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, and may require Holder to provide a legal opinion, in form and substance satisfactory to Company and its counsel, stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act and the Companies Act 1981 of Bermuda (the “Companies Act”); provided, that Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder.  Following any transfer of this Warrant, the transferee shall surrender this Warrant to Company in exchange for a new warrant of like tenor and date, executed by Company.  Upon any partial transfer, Company will execute and deliver to Holder a new warrant of like tenor with respect to the portion of this Warrant not so transferred.  Subject to the foregoing, this Warrant is transferable on the books of Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed.  Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company.

(b)           So long as the general permission for the issuance and subsequent transfer of securities of Company (for so long as any Equity Security of Company remains listed on an appointed stock exchange, as defined in the Companies Act) from and/or to a non-resident of Bermuda given by the Bermuda Monetary Authority dated 1 June 2005 has not been revoked, Company shall ensure that the common shares of Company shall remain listed on NASDAQ or on an appointed stock exchange (as defined in the Companies Act), and where such general permission has been revoked or is no longer in effect, Company shall obtain consent under the Bermuda Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the free issue and transfer of all of the Equity Securities of Company to and between non-residents of Bermuda for exchange control purposes.  As used herein, “Equity Security” means a share issued by Company which entitles the holder to vote for or appoint one or more directors or a security which by its terms is convertible into a share which entitles the holder to vote for or appoint one or more directors.

7.             Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)           Reclassification or Merger.  In case of (i) any reclassification (including, without limitation, any redomestication pursuant to Section 388 of the Delaware General Corporation Law or any similar state law) or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any merger or amalgamation of Company with or into another corporation (other than a merger or amalgamation with another corporation in which Company is the acquiring and the surviving or continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (iii) any sale of all or substantially all of the assets of Company, Company, or such successor or purchasing corporation, as the case may be, shall duly execute and deliver to Holder a new Warrant (in form and substance satisfactory to Holder of this Warrant), or Company shall make appropriate provision without the issuance of a new Warrant, so that Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger, sale or amalgamation by a holder of the number of shares of Common Stock then purchasable under this Warrant, or in the case of such a merger, sale or amalgamation in which the consideration paid consists all or in part of assets other than securities of the successor or purchasing corporation, at the option of Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Warrant Shares purchasable upon exercise of this Warrant at the time of the transaction.  Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7.  The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers, amalgamations and transfers.

(b)           Subdivision or Combination of Shares.  If Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)           Stock Dividends and Other Distributions.  If Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Common Stock payable in Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Common Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by Company such that Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of Company entitled to receive such dividend or distribution.

(d)           Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

8.             Notice of Adjustments; Redemption.  Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 18 hereof.

9.             Financial and Other Reports.  If at any time prior to the earlier of the Expiration Date and the complete exercise of this Warrant, Company is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, Company shall furnish to Holder (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each month end, in a form acceptable to Holder and certified by Company’s president, chief executive officer, chief financial officer or general counsel, (b) Company’s complete annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements certified by an independent certified public accountant selected by Company and acceptable to Holder (it being understood that Ernst & Young LLP is acceptable to Holder) within 120 days of the fiscal year end or, if sooner, within 5 business days of Company’s Board of Directors receiving the audit and (c) within 30 days of the end of each calendar quarter, an updated capitalization table of Company in a form mutually acceptable to Holder and Company.  All such annual statements are to be prepared using GAAP and all monthly financial statements delivered to Holder are to be prepared in accordance with historical practices and consistent in form to those financial statements previously provided to Holder.  Company and Holder agree that the forms of balance sheets, statements of operations, cash flow statements and capitalization tables of Company previously accepted by Holder (or any affiliate of Holder) shall be deemed acceptable for the purposes of this Section 9.

10.           Currency.  All references to “dollars” and the sign “$” in this Warrant shall be to the lawful money of the United States of America.

11.           No Fractional Shares.  No fractional share of Common Stock will be issued in connection with any exercise or conversion hereunder, but rather the number of shares of Common Stock to be issued shall rounded up to the nearest whole number.

12.           Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any Bermuda, United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

13.           No Shareholder Rights Until Exercise.  Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.

14.           Registry of Warrant.  Company shall maintain a registry showing the name and address of the registered Holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

15.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

16.           Miscellaneous.

(a)           Issue Date.  The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on the date hereof.

(b)           Successors.  This Warrant shall be binding upon any successors or assigns of Company.

(c)           Headings.  The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(d)           Saturdays, Sundays, Holidays.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of New York, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(e)           Attorney’s Fees.   In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

17.           No Impairment.  Company will not, by amendment of its Memorandum of Continuance, Bye-Laws or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereof against impairment.

18.           Addresses.  Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder hereof shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 18.

If to Company:	XOMA Ltd.
2910 Seventh Street
Berkeley, CA 94710
Attention: Legal Department

If to Holder:	GE Capital Equity Investments, Inc.
c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attn: Senior Vice President of Risk – Life Science Finance

With copies to:	GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attn: General Counsel

and

GE Equity
201 Merritt 7
Norwalk, Connecticut 06851
Attn: Team Leader –HFS/XOMA

If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

19.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.

20.           GOVERNING LAW.  THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officer thereunto duly authorized.

XOMA LTD.

By:
Name:
Tilte:

Dated as of:_________ _____, 2011

NOTICE OF EXERCISE

To:
XOMA Ltd.
2910 Seventh Street
Berkeley, CA 94710
Attention: Legal Department

1.
The undersigned warrantholder (“Holder”) elects to acquire common shares (the “Common Stock”) of XOMA Ltd. (the “Company”), pursuant to the terms of the Warrant dated December 30, 2011 (the “Warrant”).

2.	Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase _____________ shares of Common Stock as provided in Section 3(a) and tenders herewith a check in the amount of $___________ as payment of the purchase price.

( )	Holder elects a Cashless Exercise (as defined in the Warrant) with respect to __________ shares of Common Stock as provided in Section 3(b) of the Warrant.

3.	Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Common Stock for investment and not with a view to or for resale in connection with distribution and that Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Common Stock in the name of Holder or in such other name as is specified below:

Name:                         ________________________________

Address:                    ________________________________

Taxpayer I.D.:            ________________________________

GE CAPITAL EQUITY INVESTMENTS, INC.

By:
Name:
Tilte:

Dated as of:_________ _____,20___